Exhibit 4.2

SEMILEDS CORPORATION

AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

This Amended and Restated Investor Rights Agreement (this “Agreement”) is made and entered into as of April 1, 2010, by and among SemiLEDs Corporation, a Delaware corporation (the “Company”), the persons listed on Exhibit A attached hereto (the “Stockholders”), and the persons listed on Exhibits B and C attached hereto or as may be added in the future as signatories to this Agreement in connection with purchases of Series E Preferred Stock of the Company (collectively, the “Investors”).

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and possess registration rights and other rights pursuant to the Amended and Restated Investor Rights Agreement, dated September 30, 2008, by and between the Company and the Existing Investors and Stockholders (the “Prior Rights Agreement”);

WHEREAS, the Existing Investors and the Stockholders agree to terminate the Prior Rights Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Rights Agreement;

WHEREAS, the Existing Investors and the Stockholders possess a sufficient number of shares required to amend the Prior Rights Agreement; and

WHEREAS, certain Investors have agreed to purchase from the Company, and the Company has agreed to sell to such Investors, shares of the Company’s Series E Preferred Stock (the “Series E Preferred Stock”) as set forth in Exhibit C hereto, such purchase being on the terms and conditions set forth in that certain Series E Preferred Stock Purchase Agreement, of even date herewith, by and between the Company and such Investors (the “Series E Agreement”), certain of the Company’s and such Investors’ obligations under which are conditioned upon the execution and delivery of this Agreement by the Existing Investors, the Stockholders and the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises herein contained, and for other consideration, the receipt and adequacy of which is hereby acknowledged, the Investors, the Stockholders and the Company hereby agree that the Prior Rights Agreement is hereby terminated and shall be superseded and replaced in its entirety by this Agreement, and the parties further agree as follows:

1.             INFORMATION RIGHTS.

1.1          Basic Financial Information.  The Company covenants and agrees that, commencing on the date of this Agreement, the Company will deliver to each Major Investor (as defined below):

(a)           Annual Reports.  As soon as practicable and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an annual audited financial report as of the end of such fiscal year from a qualified certified public accounting firm, together with a copy of the auditor’s letter to management, all prepared in accordance with United States generally accepted accounting principles and practices (“US GAAP”).

(b)           Annual Budget:  At least thirty (30) days before the end of each fiscal year, a budget, including projected income statement, cash flow and balance sheet, on a monthly basis for the ensuing fiscal year together with a brief qualitative description of the Company’s plan by the Chief Executive Officer in support of that budget.

(c)           Quarterly Reports.  As soon as practicable, and in any case within forty-five (45) days after the end of each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), a quarterly financial report prepared in accordance with US GAAP, including an unaudited income statement, schedule as to the sources and application of funds for such fiscal quarter, an unaudited balance sheet and a statement of stockholder’s equity as of the end of such fiscal quarter.

(d)           Non-Compliance.  Within ten (10) days after the discovery of any material default in the terms of the Series E Agreement or any of the Related Agreements as defined therein, a statement outlining such default and management’s proposed response.  Notwithstanding elsewhere to the contrary, the right under this Section 1.1(d) will be applicable to only the original holder of the Company’s Series A Preferred Stock or its affiliates.

(e)           Other Information.  Upon the written request by Major Investor, such other information as Major Investor shall reasonably request.

1.2          Inspection Rights.  The Major Investor, at the Major Investor’s expense, shall have the right to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Major Investor.

1.3          Confidentiality.  Investor agrees to hold all information received pursuant to this Section 1 in confidence, and not to use or disclose any of such information to any third party, except to the extent such information may be made publicly available by the Company; provided, however, that Investor may disclose confidential information to any of its affiliates or to any employee of such affiliate.  Notwithstanding the foregoing, Investor may, if required and upon advance written notice to the Company, disclose such information concerning the Company as may be required to be disclosed to any regulator/stock exchange to which Investor or its affiliates are subject, such notice shall state the information to be disclosed, the party to whom such information is to be disclosed, the date such disclosure is to be made and the reason such disclosure is required.

1.4          Termination of Certain Rights.  The Company’s obligations under Sections 1.1 and 1.2 above will terminate upon the closing of the Company’s initial public offering of Common Stock pursuant to an effective registration statement filed under the U.S.

Securities Act of 1933, as amended (the “Securities Act”); provided, however, that continuing for so long as Major Investor holds any Preferred Stock, the Company shall deliver to such Major Investor copies of the Company’s 10-K’s, 10-Q’s, 8-K’s and Annual Reports to Shareholders promptly after such documents are filed with the Securities and Exchange Commission (the “SEC”).

2.             REGISTRATION RIGHTS.

2.1          Definitions.  For purposes of this Section 2:

(a)           Form S-3.  The term “Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(b)           Holder.  The term “Holder” means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities to whom rights set forth herein have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of shares of Preferred Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; provided further, that a holder of Excluded Shares (as defined in Section 2.1(d)) shall not be a Holder with respect to such Excluded Shares for purposes of Sections 2.2, 2.4 or 3 of this Agreement; and provided, further, that the Company shall in no event be obligated to register shares of Preferred Stock, and that Holders of Registrable Securities will not be required to convert their shares of Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.

(c)           Major Investor.  The term “Major Investor” means:

(1)           a person or entity which, together with its affiliates holds at least ten percent (10%) of the Registrable Securities (subject to appropriate adjustments for stock splits, stock dividends, combinations and other recapitalizations); and

(2)           Lite-On Technology USA, Inc (“Lite-On”), WI Harper Inc. Fund VI Ltd. (“WI Harper”), Powerchip Semiconductor Corp. (“PSC”) and Luxxon Technology Corporation (“Luxxon”), so long as Lite-On, WI Harper, PSC or Luxxon, as the case might be, continues to hold all of the Registrable Securities originally purchased.  For purpose of this Section 2.1(c), (i) inspection of facilities of the Company shall be excluded from the application of this Section 2.1(c), and (ii) the application of Section 1.1 and 2.1(c) shall not include any equipment list, suppliers, names of employees, consultants, processes, technologies related information, specifications and related documentations.

(d)           Registrable Securities.  The term “Registrable Securities” means:

(1)           all the shares of Common Stock of the Company issued or issuable upon the conversion of any shares of Preferred Stock that are now owned or may hereafter be acquired by any Investor or any Investor’s permitted successors and assigns;

(2)           the shares of Common Stock of the Company now held by the Stockholders and set forth in Exhibit A attached hereto (the “Stockholders’ Shares”); and

(3)           any shares of Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) (i) as a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (1) or (2) of this subsection (b); or (ii) in a transaction that is excluded from the definition of “New Securities” under Section 3.2 hereof if the Board of Directors determines that such shares should receive registration rights under Section 2.3 hereof (the “Additional Shares”); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities with respect to which, pursuant to Section 2.11 hereof, the holders are no longer entitled to registration rights pursuant to Sections 2.2, 2.3 or 2.4 hereof, provided, however, that notwithstanding anything herein to the contrary, the Additional Shares, the Stockholders’ Shares and any shares of Common Stock described in clause (3) of this Section 2.1(d) that are issued in respect of any Stockholders’ Shares (which with the Stockholders’ Shares are collectively hereinafter referred to as the “Excluded Shares”), shall not be Registrable Securities for purposes of Sections 2.2, 2.4, 2.12 or 3 of this Agreement.

(e)           Registrable Securities Then Outstanding.  The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of Common Stock which are Registrable Securities that are then (1) issued and outstanding or (2) issuable pursuant to the exercise or conversion of then outstanding and then exercisable and qualifying options, warrants or convertible securities.

(f)            Registration.  The terms “register,” “registration” and “registered” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

(g)           SEC.  The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

2.2          Demand Registration.

(a)           Request by Holders.  If the Company shall receive at any time after the earlier of (i) five (5) years from the date of this Agreement or (ii) six (6) months after the effective date of the Company’s initial public offering of its securities pursuant to a registration filed under the Securities Act, a written request from the Holders of at least forty percent (40%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.2, then the Company shall, within twenty (20) days after the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2; provided that the Registrable Securities requested by all

Holders to be registered pursuant to such request must either (i) be at least thirty percent (30%) of all Registrable Securities then outstanding or (ii) have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than Seven Million Five Hundred Thousand Dollars ($7,500,000).

(b)           Underwriting.  If the Holders initiating the registration request under this Section 2.2 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in subsection 2.2(a).  In such event, the right of any Holder to include his, her, or its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company.  The Company shall not be required to include any securities of any Holder in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company and enters into an underwriting agreement in customary form with the underwriter or underwriters selected by the Company.  Notwithstanding any other provision of this Section 2.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration.  Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

(c)           Maximum Number of Demand Registrations.  The Company is obligated to effect only three (3) such registrations pursuant to this Section 2.2.

(d)           Deferral.   Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 2.2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(e)           Expenses.  All expenses incurred in connection with a registration pursuant to this Section 2.2, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (but excluding underwriters’ discounts and commissions), shall be borne by the Company.  Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it is declared effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.  Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to one (1) demand registration pursuant to this Section 2.2 (in which case such right shall be forfeited by all Holders of Registrable Securities); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their demand registration rights pursuant to this Section 2.2.

(f)            No Right to Registration.  The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i)            during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the Company’s initial public offering; provided that the Company uses its reasonable best efforts to cause such registration statement to become effective;

(ii)           if within 30 days of receipt of a written request from the Initiating Holders pursuant to this Section 2.2, the Company gives notice to the Initiating Holders of the Company’s intention to file a registration statement pertaining to such initial public offering within 90 days;

(iii)         if the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 2.4 hereof; and

(iv)          the registration statement filed pursuant to the request of the Initiating Holders may include other securities of the Company, with respect to which registration rights have been granted, and may include securities of the Company being sold for the account of the Company.

2.3          Piggyback Registrations.  The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company

(including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.2 or Section 2.4 of this Agreement or to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities,) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder.  Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)           Underwriting.  If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities.  In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second to Holders requesting inclusion of Registrable Securities in such registration statement on a pro rata basis based on the number of such Registrable Securities each such Holder has requested to be included in the registration, and third, to each of the Holders of Excluded Shares on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the shares included in the registration, except for a registration relating to the Company’s initial public offering, from which all Registrable Securities may be excluded.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice, given in accordance with Section 6.1 hereof, to the Company and the underwriter, delivered at least twenty (20) days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For any Holder that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)           Expenses.  All expenses incurred in connection with a registration pursuant to this Section 2.3, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (but excluding underwriters’ discounts and commissions), shall be borne by the Company.  Each Holder participating in a registration pursuant to this Section 2.3 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.

(c)           Not Demand Registration.  Registration pursuant to this Section 2.3 shall not be deemed to be a demand registration as described in Section 2.2 above.  Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.3.

2.4          Form S-3 Registration.  In case the Company shall receive from any Holder or Holders of at least thirty percent (30%) of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will do the following:

(a)           Notice.  Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities.

(b)           Registration.  As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(1)           if Form S-3 is not available for such offering;

(2)           if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than Three Million Dollars ($3,000,000);

(3)           if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4;

(4)           if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4; or

(5)           in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)           Expenses.  Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 2.4 as soon as practicable after receipt of the request or requests of the Holders for such registration.  The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 2.4, (excluding underwriters’ or brokers’ discounts and commissions), including without limitation all filing, registration and qualification, printers’ and accounting fees and the reasonable fees and disbursements of one (1) counsel for the selling Holder or Holders and counsel for the Company.  Each Holder participating in a registration pursuant to this Section 2.3 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.

(d)           Not Demand Registration.  Form S-3 registrations shall not be deemed to be demand registrations as described in Section 2.2 above.  Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

2.5          Obligations of the Company.  Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, subject to the provisions of Section 2.5(i) below, as expeditiously as reasonably possible:

(a)           Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.

(b)           Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)           Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)           Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e)           In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.

(f)            Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)           Cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed.

(h)           Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(g)           Notwithstanding any other provision of this Agreement, from and after the time a registration statement filed under this Section 2 covering Registrable Securities is declared effective, the Company shall have the right to suspend the registration statement and the related prospectus in order to, in the good faith judgment of the Board of Directors of the Company, prevent premature disclosure of any material non-public information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders by delivering notice of such suspension to the Holders, provided, however, that the Company may exercise the right to such suspension only once in any 12-month period and for a period not to exceed 120 days, and provided, however, further that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).  From and after the date of a notice of suspension under this Section 2.5(g), each Holder agrees not to use the registration statement or the related prospectus for resale of any Registrable Security until the earlier of (1) notice from the Company that such suspension has been lifted or (2) the 120th day following the giving of the notice of suspension.  In the event of the suspension of effectiveness of any registration statement pursuant to this Section 2.5(g), the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

2.6          Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

2.7          Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8          Indemnification.  In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4 :

(a)           By the Company.  To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, the “Violations” and, individually, a “Violation”):

(1)           any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or

(2)           the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(3)           any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement.

The Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

(b)           By Selling Holders.  To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration.  Each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; within three months after a request for reimbursement has been received by the indemnifying Holder, provided, however, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 2.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c)           Notice.  Promptly after receipt by an indemnified party under this Section  2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section  2.8, deliver to the indemnifying party a written notice of the commencement thereof.  The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)           Defect Eliminated in Final Prospectus.  The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e)           Contribution.  If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by such indemnified party with respect to such loss, liability, claim, damage or expense in the proportion that is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  In any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation; provided further, that in no event shall a Holder’s liability pursuant to this Section 2.8(e), when combined with the amounts paid or payable by such holder pursuant to Section 2.8(b), exceed the proceeds from the offering (net of any underwriting discounts or commissions) received by such Holder, except in the case of willful fraud by such Holder.

(f)            Conflict with Underwriting Agreement.  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.

(g)           Survival.  The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

2.9          “Market Stand-Off” Agreement.  Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities or other shares of stock of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act; provided, however, that:

(a)           such agreement shall be applicable only to the first such registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering but not to Registrable Securities sold pursuant to such registration statement; and

(b)           (i) all officers and directors of the Company then holding Common Stock of the Company and (ii) all stockholders holding in the aggregate at least 1% of the total equity of the Company, enter into similar agreements.

For purposes of this Section 2.9, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates.  In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.  Each Holder further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested.

2.10        Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

(a)           Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)           Use reasonable, diligent efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)           So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

2.11        Termination of the Company’s Obligations.  The Company shall have no obligations pursuant to Sections 2.2 through 2.4 with respect to:  (a) any request or requests for registration made by any Holder on a date more than five (5) years after the closing date of a firm commitment underwritten public offering of the Company’s Common Stock; or (b) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.2, 2.3 or 2.4 if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may be sold in a three (3) month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.

2.12        Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included, or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 2.2(a), or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 2.2.

3.             RIGHT OF FIRST REFUSAL.

3.1          General.  Each Major Investor and any party to whom such Major Investor’s rights under this Section 3 have been duly assigned in accordance with Section 5.1(b) (each such Major Investor or assignee being hereinafter referred to as a “Rights Holder”) has the right of first refusal to purchase such Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any “New Securities” (as defined in Section 3.2) that the Company may from time to time issue after the date of this Agreement, provided, however, such Rights Holder shall have no right to purchase any such New Securities if such Rights Holder cannot demonstrate to the Company’s reasonable satisfaction that such Rights Holder is at the time of the proposed issuance of such New Securities an “accredited investor” as such term is defined in Regulation D under the Securities Act.  A Rights Holder’s “Pro Rata Share” for purposes of this right of first refusal is the ratio of (a) the number of Registrable Securities as to which such Rights Holder is the Holder (and/or is deemed to be the Holder under Section 2.1(b)), to (b) a number of shares of Common Stock of the Company equal to the sum of (1) the total number of shares of Common Stock of the Company then outstanding, (2) the total number of shares of Common Stock of the Company into which all then outstanding shares of Preferred Stock of the Company are then convertible, (3) the number of shares of Common Stock of the Company outstanding under any stock purchase and stock option plans of the Company and outstanding warrants, and (4) the number of shares of capital stock of the Company reserved for issuance under any then outstanding agreements, commitments or other rights to acquire capital stock of the Company.

3.2          New Securities.  “New Securities” shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term “New Securities” does not include:

(a)           shares of Company Common Stock issued or issuable upon conversion of the outstanding shares of the Preferred Stock;

(b)           any shares of Company Common Stock (or options, warrants or rights therefor) or Preferred Stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Company or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Company’s Board of Directors;

(c)           any shares of the Company’s Common Stock or Preferred Stock (and/or options or warrants therefore) issued to parties that are strategic partners in connection with a commercial relationship with the Company, in each case, approved by the Company’s Board of Directors;

(d)           any shares of the Company’s Common Stock or Preferred Stock (and/or options or warrants therefore) issued to parties that are providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, or bank credit or the like, under arrangements, in each case, approved by the Board of Directors;

(e)           shares of Common Stock or Preferred Stock issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; provided that such transaction or series of transactions has been approved by the Company’s Board of Directors or pursuant to the purchase of less than a fifty percent (50%) equity ownership in connection with a joint venture or other strategic arrangement or other commercial relationship, provided such an arrangement is approved by the Board of Directors;

(f)            shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding as of the date hereof and any securities issuable upon the conversion thereof; and

(g)           any shares of Common Stock or Preferred Stock (or options, or warrants or rights to acquire same), issued or issuable hereafter that are (i) approved by the Board, and (ii) approved by the vote of the holders of a majority of the Preferred Stock (voting as a single class on an as-converted basis) as being excluded from the definition of “New Securities” under this section 3.2.

3.3          Procedures.  In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Rights Holder a written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities given in accordance with Section 6.1 hereof.  Each Rights Holder shall have thirty (30) days from the date such Notice is effective, as determined pursuant to Section 6.1 hereof based upon the manner or method of notice, to agree in writing to purchase such Rights Holder’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder’s Pro Rata Share).  If any Rights Holder fails to so agree in writing within such thirty (30) day period to purchase such Rights Holder’s full Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he, she or it did not so agree to purchase and the Company shall promptly give each Rights Holder who has timely agreed to purchase his full Pro Rata Share of such offering of New Securities (a “Purchasing Holder”) written notice of the failure of any Nonpurchasing Holder to purchase such Nonpurchasing Rights Holder’s full Pro Rata Share of such offering of New Securities (the “Overallotment Notice”).  Each Purchasing Holder shall have a right of overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holders’ unpurchased Pro Rata Shares of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Rights Holders, at any time within five (5) days after receiving the Overallotment Notice.

3.4          Failure to Exercise.  In the event that the Rights Holders fail to exercise in full the right of first refusal within such thirty (30) plus five (5) day period, then the Company shall have one hundred twenty (120) days thereafter to sell the New Securities with respect to which the Rights Holders’ rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company’s Notice to the Rights Holders.  In the event that the Company has not issued and sold the New Securities within such one hundred twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.

3.5          Termination.  This right of first refusal shall terminate at the earlier of:  (a) the sale of securities pursuant to a registration statement filed by the Company under the Securities Act in connection with its initial public offering; (b) when the Company first becomes subject to the periodic reporting requirement of Section 13 or 15 of the Exchange Act; or (c) upon (1) the acquisition of all or substantially all the assets of the Company or (2) a reorganization, consolidation or merger (or similar transaction or series of transactions) of the Company with or into any other corporation or corporations in which the holders of the Company’s outstanding shares immediately before such transaction or series of related transactions do not, immediately after such transaction or series of related transactions, retain stock representing a majority of the voting power of the surviving corporation (or its parent corporation if the surviving corporation is wholly owned by the parent corporation) of such transaction or series of related transactions.

4.             COVENANTS.

4.1          Employees.  Unless approved by the Board of Directors of the Company, following the date of this Agreement, all employees of the Company who shall purchase, or receive options to purchase, shares of the Company’s Common Stock shall be required to execute stock purchase or option agreements providing for vesting of shares over a four-year period with the first 25% of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal quarterly installments over the following 12 quarters thereafter.  The vesting commencement date for each such employee shall be the employee’s first day of employment with the Company.

4.2          Confidential Information and Invention Assignment Agreement.  The Company and each person now or hereafter employed, whether as an officer, employee, consultant or advisor, shall enter into the Company’s form of Employee Invention Assignment and Confidentiality Agreement, or an employment or consulting agreement containing substantially similar terms.

5.             ASSIGNMENT AND AMENDMENT.

5.1          Assignment.  Notwithstanding anything herein to the contrary:

(a)           Information Rights.  The rights of a Major Investor under Section 1 hereof may be assigned only to a party who acquires at least the minimum number of shares of Registrable Securities as would qualify such assignee as a Major Investor, or that such assignee is an affiliate to, or subsidiary, parent or partner of, a Major Investor.

(b)           Registration Rights.  The registration rights of a Holder under Section 2 hereof may be assigned only to a party who acquires 1,500,000 shares of Preferred Stock and/or an equivalent number (on an as-converted basis) of Registrable Securities issued upon conversion thereof, or who is an affiliate, subsidiary, parent or partner of a Holder; provided, however that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further, that any such assignee of such rights is not deemed by the Board of Directors of the Company, in its reasonable judgment, to be a competitor of the Company; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5.

(c)           Refusal Rights.  The rights of first refusal of a Rights Holder under Section 3 hereof may be assigned only to a party who acquires at least the minimum number of shares of Preferred Stock and/or an equivalent number (on an as-converted basis) of Registrable Securities issued upon conversion thereof as would qualify such assignee as a Major Investor, or who is an affiliate, subsidiary, parent or partner of a Holder; provided, however that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further, that any such assignee of such rights is not deemed by the Company, in its reasonable judgment, to be a competitor of the Company; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5.

5.2                               Amendment and Waiver of Rights.  Subject to Section 5.3, any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors holding at least a majority of the Preferred Stock, provided, however, that the piggyback registration rights granted to the Stockholders under Section 2 of this Agreement may not be eliminated or materially and adversely changed without the written consent of persons holding a majority of the Stockholders’ Shares; and provided, further, that the grant to third parties of piggyback registration rights under Section 2.3 hereof on a pari passu basis with the piggyback registration rights of the Stockholders’ Shares under Section 2.3 shall not be deemed to be a material and adverse change to the piggyback registration rights of the Stockholders under this Agreement and shall not require the consent of either the Stockholders or the Investors.

6.                                      GENERAL PROVISIONS.

6.1                               Notices.  Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following:  (i) at the time of personal delivery, if delivery is in person; (ii) the same business day after transmission by confirmed electronic mail, facsimile or telecopier, addressed to the other party at its confirmed electronic mail address or facsimile number or telecopier address specified herein (or hereafter noticed to the parties hereto), with confirmation of transmission, if sent during normal business hours of the recipient (if not, then on the next business day); (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or five (5) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address as follows, or at such other address as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

(a)                                  if to an Investor, at such Investor’s respective address as set forth on Exhibit B or C attached hereto.

(b)                                 if to the Company, marked “Attention:  Corporate Secretary”, at 999 Main St, Suite 1010, Boise, Idaho 83702; Fax: +1-208-389-7515, with a copy to:  Attention:  Thomas H. Tobiason, Orrick, Herrington & Sutcliffe LLP, 1000 Marsh Road, California 94025; Fax: +1-650-614-7401.

(c)                                  if to a Stockholder, at such Stockholder’s address as set forth on Exhibit A hereto.

6.2                               Entire Agreement.  This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

6.3                               Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

6.4                               Severability.  If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto.  If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.  Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

6.5                               Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

6.6                               Successors and Assigns.  Subject to the provisions of Section 5.1, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

6.7                               Titles and Headings.  The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.  Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

6.8                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

6.9                               Adjustments for Stock Splits, Etc.  Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

6.10                        Further Assurances.  The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

6.11                        Facsimile Signatures.  This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

6.12                        Subsequent Closings.  In the event that the Company will conduct subsequent sales of Series E Preferred Stock or otherwise sell Series E Preferred Stock or grant options or warrants therefor, any holder of such shares of Series E Preferred Stock or securities convertible into Series E Preferred Stock will be deemed a Holder with all of the rights of a Holder under this Agreement; provided that, as a condition thereto such holder and the Company will sign a counterpart signature page to this Agreement.

7.                                      DISPUTE.

7.1                               Dispute Resolution.  Any and all disputes, controversies or claims concerning or relating to this Agreement (a “Dispute”) will be addressed in accordance with the procedures specified in this Section 7, which will be the sole and exclusive procedures for the resolution of such Disputes.  All negotiations pursuant to this provision are confidential and shall be treated as compromise and settlement negotiations for purpose of the United States Federal Rules of Evidence and state rules of evidence.

7.2                               Negotiation.  The parties will attempt in good faith to resolve any Dispute promptly by negotiation.  If the Dispute has not been resolved within sixty (60) days of a party’s request for negotiation, either party may initiate mediation as provided in Section 7.3.

7.3                               Nonbinding Mediation.  A party may initiate mediation by giving notice to the other party.  Mediation will be nonbinding and before the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the then effective JAMS Rules of Practice and Procedure.  The Mediation shall take place in Santa Clara County, California.  The parties shall attempt to reach agreement on the appointment of a mediator.  If they cannot so agree, the mediator shall be appointed by JAMS and pursuant to JAMS Rules of Practice and Procedure.  The mediator will be a former judge of a federal or state court.  The mediation shall be completed within sixty (60) days of its initiation, unless the parties otherwise agree.  The parties will bear their own costs and expenses for participating in mediation under this Section 7.3, including, without limitation, attorney’s fees, and shall shares equally the mediator’s fees and expenses.

7.4                               Binding Arbitration.  Any Dispute that has not been resolved by mediation as provided in Section 7.3 may be submitted to binding arbitration by the American Arbitration Association (“AAA”).  There will be one (1) neutral, independent and impartial arbitrator selected in accordance with the AAA rules and procedures then in effect; provided, however, the arbitrator may not vary, modify or disregard any of the provisions contained in this Section 7.  The parties shall attempt to reach agreement on the appointment of an arbitrator.  If they cannot so agree, the arbitrator shall be appointed by the AAA.  The arbitration shall take place in Santa Clara County, California.  As part of any arbitration conducted under this Section 7.4, each party may (a) request from the other party documents and other materials relevant to the Dispute and likely to bear on the issues in such Dispute, (b) conduct no more than five (5) oral depositions each of which will be limited to a maximum of seven hours in testimony, (c) propound to the other party no more than two sets of interrogatories comprising a total of 35 questions, and (d) two sets of requests for admissions comprising a total of 10 requested admissions maximum.  The decision and any award resulting from such arbitration shall be final and binding.  Any final decision or award from arbitration will be in writing and reasoned.  The judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any Dispute resolved by arbitration.  Each party shall bear its own expenses (including attorney’s fees) and an equal share of the expenses of the arbitrator and the AAA fees.

7.5                               Confidentiality in Dispute Resolution.  The parties, their representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of the mediation and arbitration in confidence.  All the dispute resolution proceedings contemplated in this Section 7 will be as confidential and private as permitted by law.  The parties will not disclose the existence, content or results of any proceedings conducted in accordance with this Section 7, and materials submitted in connection with such proceedings will not be admissible in any other proceeding, provided however, that this confidentiality provision will not prevent a petition to vacate or enforce an arbitration award, and shall not bar disclosures required by law.

7.6                               Injunctions; Waiver.  Nothing in this Section 7 shall be construed to preclude any party from seeking injunctive relief from a court without posting bond or other security, in order to protect its rights pending mediation or arbitration.  If either party chooses to seek such relief from a court, the parties consent to the exclusive jurisdiction and venue of the courts located in Santa Clara County, California.  A request by a party to a court for such injunctive relief shall not be deemed a waiver of the obligation to mediate or arbitrate.  EACH PARTY ACKNOWLEDGES THAT THIS AGREEMENT TO ARBITRATE DISPUTES WAIVES THE PARTY’S RIGHT TO TRIAL BY JURY OR COURT OR TO HAVE DISCOVERY UNDER COURT RULES.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

Company:	SEMILEDS CORPORATION

	By:	/s/ Trung Tri Doan
Trung Tri Doan, Chairman & CEO

SIGNATURE PAGE TO SEMILEDS CORPORATION

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

Stockholders:	/s/ Trung Tri Doan
TRUNG TRI DOAN

/s/ Anh Chuong Tran
ANH CHUONG TRAN

SIGNATURE PAGE TO SEMILEDS CORPORATION

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

Investors:	/s/ Trung Tri Doan
TRUNG TRI DOAN

/s/ Anh Chuong Tran
ANH CHUONG TRAN

SIGNATURE PAGE TO SEMILEDS CORPORATION

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

Investors:	SIMPLOT TAIWAN, INC.

	By:	/s/ Scott R. Simplot

Name:

Title:

SIGNATURE PAGE TO SEMILEDS CORPORATION

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

Investors:	WI HARPER INC. FUND VI LTD.

	By:	/s/

Name:

Title:

SIGNATURE PAGE TO SEMILEDS CORPORATION

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

Investors:	LITE-ON TECHNOLOGY USA, INC.

	By:	/s/ David Lin

	Name:	David Lin

Title:

SIGNATURE PAGE TO SEMILEDS CORPORATION

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

Investors:	JRS PROPERTIES III L.P.

	By:	/s/ Scott R. Simplot

Name:

Title:

SIGNATURE PAGE TO SEMILEDS CORPORATION

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

Investors:	/s/ Cm Chen
CM CHEN

SIGNATURE PAGE TO SEMILEDS CORPORATION

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

Investors:	/s/ James Chen
JAMES CHEN

SIGNATURE PAGE TO SEMILEDS CORPORATION

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

Investors:	[	]

	By:	/s/ Wan-Tsai, Chien

	Name:	Chien, Wan-Tsai

Title:

SIGNATURE PAGE TO SEMILEDS CORPORATION

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

EXHIBIT A

List of Stockholders

Name and Address	Number of Shares of Common Stock Held
Trung Tri Doan 101 Lasuen Ct Los Gatos, CA 95032	45,000,000

Anh Chuong Tran Ln 81 N1 Songcui Rd Baoshan Hsinchu 308 Taiwan	45,000,000

Tan Dinh 146 Greenwood Drive Pleasant Hill, CA 94523	5,664,063

TOTAL	95,664,063

EXHIBIT B

LIST OF EXISTING INVESTORS

Name and Address	Number of Shares of Series A, Series B, Series C and Series D Preferred Stock
Simplot Taiwan, Inc. 999 Main Street, Suite 1300 Boise, Idaho 83702	123,546,324

Trung Tri Doan 101 Lasuen Court Los Gatos, California 95032-3900	666,666

Anh Chuong Tran Lane 81, No.1, Songcuei Rd. Baoshan Township, Taiwan 308	333,333

Shawn B. Smith 201 Lavaca Street #630 Austin, Texas 78701	333,333

Khe Chanh Nguyen	266,666

Brad L. Sargent	250,000

Thomas G. & N. Robertson	100,000

Steven C. Cintron 10 Mounds Road #3C San Mateo, CA 94402	66,666

D. & J. Schatz Family Trust	84,745

Andy Tran	84,745

WK Growth Enterprise	169,491

Michael Gough 1166 Ruth Drive San Jose, California 95125	66,666

Powerchip Semiconductor Corp. 15F, 68, Sec.3, Nanking E. Rd. Taipei, Taiwan, R.O.C	6,101,694

Nanoteco, Japan	508,475

Luxxon Technology Corporation Taoyuan County, Taiwan	10,169,491

Name and Address	Number of Shares of Series A, Series B, Series C and Series D Preferred Stock
WI Harper Inc. Fund VI Ltd. P.O. Box 309 GT Ugland House, South Church Street George Town, Grand Cayman	10,169,491

Lite-On Technology USA, Inc. 90 Chien 1 Road, Chung Ho Taipei Hsien 235, Taiwan	15,351,550

TOTAL	168,269,336

EXHIBIT C

LIST OF SERIES E INVESTORS

Name and Address	Number of Shares
Simplot Taiwan, Inc. 999 Main Street, Suite 1300 Boise, Idaho 83702	15,044,519

JRS Properties III L.P. 999 W. Main Street, Suite 1300 Boise, Idaho 83702	4,345,169

WI Harper Inc. Fund VI Ltd. P.O. Box 309 GT Ugland House, South Church Street George Town, Grand Cayman	871,179

Trung Tri Doan 101 Lasuen Court Los Gatos, California 95032-3900	57,111

Anh Chuong Tran Lane 81, No.1, Songcuei Rd. Baoshan Township, Taiwan 308	28,555

Lite-On Technology USA, Inc. 90 Chien 1 Road, Chung Ho Taipei Hsien 235, Taiwan	1,315,104

CM Chen	688,096

James Chen	12,856

Chien, Wan-Tsai 308 No.8, Ln. 8, Zhu’an 3rd Rd., Daqi Village District 8, Baoshan Township, Hsinchu County 308	119,793

Liu,Ming-Cheng 300 No.1, Bochuan 2nd Rd., Caiqiao Zone #20, East Dist., Hsinchu City 300	33,854

Chen, Chih-Ming 302 8F., No.78, Xianzheng 10th St., Beilun Zone #5, Zhubei City, Hsinchu County 302	97,657

Name and Address	Number of Shares
Huang, Fei-Chi 302 8F., No.78, Xianzheng 10th St., Beilun Zone #5, Zhubei City, Hsinchu County 302	47,526

Ho, Kuei-Chang 300 No.142, Zefan Rd., Caiqiao Zone #21, East Dist., Hsinchu City 300	1,171

Lu, Hui-Yun 300 No.11, Aly. 2, Ln. 173, Gaocui Rd., Gaofeng Zone #1, East Dist., Hsinchu City 300	6,510

Chen, Chiang-Yuan 304 No.239, Hongmao, Xinfeng Village District 3, Xinfeng Township, Hsinchu County 304	2,604

Chen, Cheng-Chin 103 3F., No.55, Ln. 282, Sec. 4, Yanping N. Rd., Laoshi Zone #22, Datong Dist., Taipei City 103	42,188

Yang,Shih-Yi 300 No.3, Ln. 65, Dunfeng Rd., Xiangshan Dist. #14, Hsinchu City 300	65,105

Chien, Yu-Chi 308 No.8, Ln. 8, Zhu’an 3rd Rd., Daqi Village District 8, Baoshan Township, Hsinchu County 308	39,063

Chien, Fan-Tse 308 No.8, Ln. 8, Zhu’an 3rd Rd., Daqi Village District 8, Baoshan Township, Hsinchu County 308	39,193

Lung, Hsing-Chu 300 No.25, Ln. 349, Niupu Rd., Xiangshan Dist., Hsinchu City 300	19,531

Teng,Ming-Yu 302 No.37, Shengli 6th St., Shixing Zone #28, Zhubei City, Hsinchu County 302	13,021

Teng,Ming-Hui 302 No.7, Ln. 35, Guangming 10th St., Doulun Zone #11, Zhubei City, Hsinchu County 302	6,510

Name and Address	Number of Shares
Wu, Hsin-Hsien 300 5F., No.3, Aly. 7, Ln. 384, Sec. 1, Zhonghua Rd., Fuxing Zone #14, East Dist., Hsinchu City 300	39,063

Tsai,Chao-Chieh 704 No.19, Ln. 182, Yude 2nd Rd., Chengde Zone #29, North Dist., Tainan City 704	52,084

Lin, Shao-Min 302 No.3, Aly. 19, Ln. 285, Sec. 2, Dongxing Rd., Donghai Zone #2, Zhubei City, Hsinchu County 302	13,021

Jong, Charng-Shyang 300 6F-2, No.133, Puding Rd., Puding Zone #2, East Dist., Hsinchu City 300	2,604

Lin, Hsin-Chen 358 No.87-1, Jiaopu, Jiaopu Zone #8, Yuanli Township, Miaoli County 358	1,302

Chang, Yu-Hui 741 No.32, Aly. 71, Xinyi Rd., Zuojia Zone #13, Shanhua Township, Tainan County 741	2,604

Hsu, Yung-Tzu 712 No.289, Zhongzheng Rd., Wuan Zone #3, Xinhua Township, Tainan County 712	2,604

Wu,Chun-Fan 830 No.1-4, Ln. 338, Zhongshan W. Rd., Zhongyi Zone #7, Fengshan City, Kaohsiung County 830	2,604

Hsieh, Kuang-Yu 402 No.178, Deji St., Shude Zone #30, South Dist., Taichung City 402	1,953

Huang, Jin-Ten 709 No.24, Ln. 42, Sec. 1, Gongxue Rd., Gongqin Zone #7, Annan Dist., Tainan City 709	2,604

Name and Address	Number of Shares
Chien, Tien-Sheng 201 No.1-42, Shen’aokeng Rd., Xiaoxian Zone #11, Xinyi Dist., Keelung City 201	13,021

Chuang,Wei-Chou 302 No.6, Ln. 88, Wenping Rd., Shixing Zone #40, Zhubei City, Hsinchu County 302	6,510

Tu Chien, Yueh 220 No.181-3, Siwei Rd., Mingcui Zone #20, Banqiao City, Taipei County 220	13,021

Shen, Teng-Hsien 202 2F-3, No.213, Zhongzheng Rd., Zhongzheng Dist. #11, Keelung City 202	3,906

Tu, Yi-Ju 220 6F., No.157, Hansheng W. Rd., Wende Zone #11, Banqiao City, Taipei County 220	6,510

Chien, Su-Ying 220 2F., No.15, Zhuangjing Rd., Zhongcui Zone #20, Banqiao City, Taipei County 220	6,510

Chien, Chun-Hua 235 No.3-2, Aly. 33, Ln. 335, Yuantong Rd., Jinchang Zone #5, Zhonghe City, Taipei County 235	13,021

Tu, Wan-I 220 No.181-3, Siwei Rd., Mingcui Zone #20, Banqiao City, Taipei County 220	6,510

Tu, Yi-Ling 220 5F., No.157, Hansheng W. Rd., Wende Zone #11, Banqiao City, Taipei County 220	6,510

Yang, Ming-Hsiang 300 No.14, Ln. 29, Youle St., Dazhuang Zone #12, Xiangshan Dist., Hsinchu City 300	13,021

Chou, Chen-Ho 310 No.10, Ln. 16, Fugui St., Touchong Zone #6, Zhudong Township, Hsinchu County 310	7,812

Name and Address	Number of Shares
Chen,Mei-Hsin 404 6F-6, No.62, Taiping Rd., Jinping Zone #1, North Dist., Taichung City 404	1,302

Fan,Chiang-Shen 111 2F., No.11, Aly. 23, Ln. 290, Sec. 6, Zhongshan N. Rd., Lanya Zone #14, Shilin Dist., Taipei City 111	6,510

Wang, Hui-Chen 701 No.15, Yuxin 6th St., Yuesheng Zone #9, East Dist., Tainan City 701	110,678

Chu, Li-Chuan 300 No.5, Aly. 5, Ln. 6, Fuqun St., Dongxiang Zone #13, Xiangshan Dist., Hsinchu City 300	260,420

Yen, Hsiu-Rong 103 3F., No.16, Gangu St., Yongle Zone #4, Datong Dist., Taipei City 103	39,063

Huang,Chiao-Chiang 112 2F-1, No.298, Daye Rd., Zhongyang Zone #24, Beitou Dist., Taipei City 112	91,147

Chien, Chih-Ta 228 No.56, Ren’ai Rd., Renli Village #14, Gongliao Township, Taipei County 228	1,302

Chou, Shu-Fang 302 8F., No.118, Shengli 2nd Rd., Shixing Zone #11, Zhubei City, Hsinchu County 302	6,510

Lai, Yu-Pen 300 5F., No.67, Changchun St., Xinzhuang Zone #18, East Dist., Hsinchu City 300	1,302

Chien, Shih 228 No.56, Ren’ai Rd., Renli Village #14, Gongliao Township, Taipei County 228	5,208

Chang, Bii-Cheng 300 No.6, Ln. 79, Xinzhuang St., Xinzhuang Zone #26, East Dist., Hsinchu City 300	26,042

Name and Address	Number of Shares
Tong Seng Applied Materials Inc. 303 No.16, Guangfu S. Rd., Shengli Village, Hukou Township, Hsinchu County 303	130,210

Yang, Cheng-Chung 503 No.26, Ln. 47, Fude St., Wende Village District 3, Huatan Township, Changhua County 503	2,083

TOTAL	23,794,887